                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

[ ]  Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))

                          E.SPIRE COMMUNICATIONS, INC.
                (Name of Registrant as Specified in Its Charter)
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
     (2) Form, schedule or registration statement no.:
     (3) Filing party:
     (4) Date filed:

                                 [e.spire LOGO]

                          E.SPIRE COMMUNICATIONS, INC.
                    133 NATIONAL BUSINESS PARKWAY, SUITE 200
                       ANNAPOLIS JUNCTION, MARYLAND 20701
                                  301-361-4200

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 12, 1999

To our Stockholders:

     The annual meeting of stockholders (the "Annual Meeting") of e.spire Communications, Inc., a Delaware corporation ("e.spire" or the "Company") will be held at The World Trade Center, 401 East Pratt Street, 21(st) Floor, Baltimore, Maryland 21202 on Wednesday, May 12, 1999, at 10:00 A.M. Eastern Daylight time, for the following purposes:

     1. To elect six (6) directors ("Proposal No. 1");

     2. To approve and ratify amendments to the 1996 Employee Stock Purchase Plan (the "1996 Stock Plan" or the "Plan") to increase the number of shares of Common Stock reserved for issuance upon exercise of options granted under the Plan from 500,000 to 1,000,000 shares. ("Proposal No. 2");

     3. To vote on a proposal to approve the 1998 Restricted Stock Plan (the "Restricted Stock Plan") ("Proposal No. 3");

     4. To ratify the selection of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 1999 ("Proposal No. 4"); and

     5. To transact such other matters as may properly come before the meeting.

     Accompanying this notice are a Proxy Card, a Proxy Statement and a copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1998. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE PROVIDED FOR THAT PURPOSE PRIOR TO THE DATE OF THE ANNUAL MEETING. The Proxy represented by the Proxy Card may be revoked at any time prior to the time that it is voted at the Annual Meeting. The Board of Directors has set March 24, 1999, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Only stockholders of record at the close of business on March 24, 1999, will be entitled to vote at the Annual Meeting.

     You are cordially invited to attend the Annual Meeting, and you may vote in person even though you have returned your Proxy Card.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          [/s/ RILEY M. MURPHY]
                                          RILEY M. MURPHY
                                          Secretary

Annapolis Junction, Maryland
April 19, 1999

                                 [e.spire LOGO]

                          E.SPIRE COMMUNICATIONS, INC.
                    133 NATIONAL BUSINESS PARKWAY, SUITE 200
                       ANNAPOLIS JUNCTION, MARYLAND 20701
                                 (301) 361-4200

                                PROXY STATEMENT

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of stockholders of e.spire Communications, Inc. ("e.spire" or the "Company") to be held at The World Trade Center, 401 East Pratt Street, 21(st) Floor, Baltimore, Maryland 21202 on Wednesday, May 12, 1999 at 10:00 a.m. Eastern Daylight Time and at any adjournments thereof. THE ACCOMPANYING PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY AND IS REVOCABLE BY THE STOCKHOLDER AT ANY TIME BEFORE IT IS VOTED. FOR MORE INFORMATION CONCERNING THE PROCEDURE FOR REVOKING THE PROXY SEE BELOW. This Proxy Statement was first mailed to stockholders of the Company on or about April 20, 1999, accompanied by the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1998. The principal executive offices of the Company are located at 133 National Business Parkway, Suite 200, Annapolis Junction, Maryland 20701, telephone (301) 361-4200.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of record of the Company's Common Stock, $.01 par value (the "Common Stock" or "Common Shares") outstanding at the close of business on March 24, 1999 (the "Record Date") are entitled to receive notice of and vote at the Annual Meeting.

     As of the Record Date, 49,593,674 shares of Common Stock were outstanding and will be entitled to vote at the Annual Meeting. Each Common Share is entitled to one vote on all matters. There are no cumulative voting rights.

     The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. In the election of directors, each share of Common Stock may be voted for as many individuals as there are directors to be elected. Those individuals receiving the six highest number of votes "for" election to the Board of Directors shall be considered duly elected. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, whether or not a quorum is present when a vote is taken, is required for approval of Proposal No. 2, Proposal No. 3 and Proposal No. 4. An automated system administered by the Company's transfer agent will be used to tabulate the votes. Abstentions, votes against or withholding approval and broker non-votes will be counted to determine whether a quorum is present. Abstentions and votes against or withholding approval will be counted as votes against any given proposal, whereas broker non-votes will not be counted in determining whether a particular proposal has been approved by the stockholders.

     The cost of soliciting proxies will be borne by the Company. In addition to the use of mailings, proxies may be solicited by personal interview, telephone and telegraph, and by directors, officers and regular employees of the Company, without special compensation therefor. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Common Stock.

     The Board of Directors has selected Anthony J. Pompliano and Riley M. Murphy, and each of them, to act as proxies with full power of substitution. With respect to the proposal regarding election of directors, stockholders may
(a) vote in favor of all nominees, (b) withhold their votes as to all nominees, or (c) withhold their votes as to specific nominees by so indicating in the appropriate space on the enclosed proxy card. With respect to the proposals to approve and ratify amendments to the 1996 Stock Plan, approval of the Restricted Stock Plan and the appointment of KPMG LLP as the Company's independent auditors for fiscal year 1999, stockholders may (i) vote "for", (ii) vote "against" or
(iii) abstain from voting as to each such matter. All properly executed proxy cards delivered by stockholders and not revoked will be voted at the Annual Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES, AND TO APPROVE AND RATIFY THE PROPOSED AMENDMENT TO THE 1996 STOCK PLAN AND TO APPROVE THE RESTRICTED STOCK PLAN AND THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS. Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named in the enclosed proxy card as proxies will vote upon such matters in accordance with their judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company prior to the date of the Annual Meeting written notice of revocation bearing a later date than the proxy, by duly executing and delivering to the Secretary of the Company prior to the date of the Annual Meeting a subsequent proxy relating to the same shares of Common Stock or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy unless the stockholder votes his shares of Common Stock in person at the Annual Meeting. Any notice revoking a proxy should be sent to the Secretary of the Company, Riley M. Murphy, e.spire Communications, Inc., 133 National Business Parkway, Suite 200, Annapolis Junction, Maryland 20701 in a manner designed to ensure that it is received by the Secretary prior to the date of the Annual Meeting.

PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     The Board is currently comprised of six members. On March 31, 1999, George
M. Middlemas resigned as director of the Company. On April 1, 1999, the Board of Directors, in accordance with the Company's By-laws, resolved to reduce the number of directorships from seven to six. Other than as described in this proxy statement, no arrangement or understanding exists between an officer or director and any other person under which any officer or director was or may be elected. All directors of the Company hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. No director or officer is related to any other director or officer by blood, marriage, or adoption. Each of the director nominees is currently a director of the Company.

     Each of the nominees has consented to serve on the Board of Directors through the next annual meeting of stockholders or until his successor is duly elected and qualified. If any of the nominees should be unable to serve for any reason (which management has no reason to anticipate at this time), the Board of Directors may designate a substitute nominee or nominees (in which case the persons named as proxies in the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or by resolution amending the By-laws of the Company, provide for a lesser number of directors.

INFORMATION CONCERNING DIRECTOR NOMINEES

                                                                                            DIRECTOR
NAME                                   AGE                      POSITION                     SINCE
----                                   ---    --------------------------------------------  --------
Anthony J. Pompliano.................  60     Chairman of the Board of Directors and Chief    1993
                                              Executive Officer
Edwin M. Banks(2)....................  36     Director                                        1994
Peter C. Bentz.......................  34     Director                                        1995
Benjamin P. Giess....................  36     Director                                        1995
Christopher L. Rafferty(1)...........  50     Director                                        1994
Olivier L. Trouveroy(1)(2)...........  43     Director                                        1995

---------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE ABOVE-LISTED NOMINEES AS DIRECTORS (PROPOSAL NO. 1 ON THE PROXY CARD).

BUSINESS EXPERIENCE OF DIRECTOR NOMINEES

     Anthony J. Pompliano, Chairman of the Board of Directors, has more than 30 years of experience in the telecommunications industry. Mr. Pompliano was elected a director of the Company in November 1993. He was co-founder and President of Metropolitan Fiber Systems ("MFS"), the predecessor organization to MFS Communications, a publicly traded Competitive Local Exchange Carrier ("CLEC") that was acquired by WorldCom, Inc. in December 1996. Mr. Pompliano served as President, CEO and Vice Chairman of MFS Communications from April 1988 until March 1991. He joined e.spire in August 1993 after the expiration of his non-competition agreement with MFS Communications. Before his association with MFS Communications and its predecessor, he was Vice President -- Operations and Sales for MCI Telecommunications International from 1981 to 1987, and prior thereto, was Vice President -- National Operations for Western Union International, Inc. from 1960 to 1981.

     Edwin M. Banks, Director, was elected a director of the Company in October 1994. Since 1988, Mr. Banks has been employed by W. R. Huff Asset Management Co., L.L.C., an affiliate of The Huff Alternative Income Fund, L.P. ("Huff"), a principal stockholder of the Company, and currently serves as a portfolio manager concentrating in the healthcare, communications, food and food services industries. See "Stock Ownership of Certain Beneficial Owners, Directors and Management." From 1985 until he joined W. R. Huff Asset Management Co., L.L.C., Mr. Banks was employed by Merrill Lynch & Company. Mr. Banks received his B.A. degree from Rutgers College and his MBA degree from Rutgers University. Mr. Banks also serves as a director of Magellan Health Services.

     Peter C. Bentz, Director, was elected a director of the Company in June 1995. Since 1992, Mr. Bentz has been employed by W. R. Huff Asset Management Co., L.L.C., an affiliate of Huff, a principal stockholder of the Company, as a research analyst specializing in telecommunications, media and healthcare. Mr. Bentz received his Bachelor of Science degree from Boston College in 1987 and his MBA from the Wharton School of the University of Pennsylvania in 1992.

     Benjamin P. Giess, Director, was elected a director of the Company in June 1995. Since 1992, Mr. Giess has worked for ING Equity Partners, L.P.I ("ING"), a principal stockholder of the Company, and ING's predecessors and affiliates and currently serves as a Partner responsible for originating, structuring and managing equity and debt investments. See "Stock Ownership of Certain Beneficial Owners, Directors and Management." From 1991 to 1992, Mr. Giess worked in the Corporate Finance Group of ING Capital. From 1990 to 1991, Mr. Giess was employed by the Corporate Finance Group of General Electric Capital Corporation where he worked in the media and entertainment group. Prior to attending business school, from 1986 to 1988, Mr. Giess was the Credit Department Manager of the Boston Branch of ABN Amro North America, Inc. From 1984 to 1986, Mr. Giess was employed at the Shawmut Bank of Boston. Mr. Giess also serves as a director of Matthews Studio Equipment Group and AlphaServ.com. In addition, Mr. Giess serves on the boards of several privately held companies. Mr. Giess received his undergraduate degree from Dartmouth College and his MBA from the Wharton School of the University of Pennsylvania.

     Christopher L. Rafferty, Director, was elected a director of the Company in October 1994. WRH Partners, L.L.C., the general partner of Huff, have employed Mr. Rafferty since June 1994. From January 1993 to February 1994, Mr. Rafferty was Vice President -- Acquisitions for Windsor Pet Care, Inc., a venture capital-backed firm focusing on consolidating the pet care services industry. From October 1990 to January 1993, Mr. Rafferty was a consultant specializing in merchant banking, leveraged acquisitions and venture capital transactions. From June 1987 to the time he started his consulting business, Mr. Rafferty was a Managing Director of Chase Manhattan Capital Corporation, the merchant banking and private equity investment affiliate of The Chase Manhattan Corporation. Mr. Rafferty received his undergraduate degree from Stanford University and his law degree from Georgetown University.

     Olivier L. Trouveroy, Director, was elected a director of the Company in June 1995. Since 1992, Mr. Trouveroy has worked for ING and its predecessors and affiliates and currently serves as a Managing Partner responsible for originating, structuring and managing equity and debt investments. From 1990 to 1992, Mr. Trouveroy was a Managing Director in the Corporate Finance Group ("CFG") of General Electric Capital Corporation in charge of CFG's office in Paris, France. From 1984 to 1990, Mr. Trouveroy held various positions in the Mergers and Acquisitions department of Drexel Burnham Lambert in New York. Mr. Trouveroy also serves as a director of Cost Plus, Inc., and Kasper A.S.L., Ltd. In addition, Mr. Trouveroy serves on the boards of several privately held companies. Mr. Trouveroy holds B.S. and Masters degrees in Economics from the University of Louvain in Belgium, as well as an MBA from the University of Chicago.

INFORMATION CONCERNING BOARD MEETINGS

     Five meetings of the Company's Board of Directors were held during the fiscal year ended December 31, 1998. Each incumbent director attended at least 75% (except George M. Middlemas, who attended 71%) of the total number of meetings of the Board and any Committees of the Board of which he was a member.

INFORMATION CONCERNING COMMITTEES OF THE BOARD

     The Company's Board has an Audit Committee and a Compensation Committee.

     The Audit Committee is currently comprised of two directors, Olivier L. Trouveroy and Edwin M. Banks. The Audit Committee is responsible for selecting the Company's independent auditors and reviewing their audit, as well as reviewing and approving the Company's internal controls and accounting systems. The Audit Committee may be granted additional powers and duties as the Board may from time to time determine. The Audit Committee held two meetings during the fiscal year ended December 31, 1998.

     The Compensation Committee is comprised of two directors, as of April 1, 1999, Olivier L. Trouveroy and Christopher L. Rafferty. George M. Middlemas also served on the Compensation Committee until his resignation on March 31, 1999. The Compensation Committee is responsible for recommending to the full Board all stock option grants, bonuses and other compensation arrangements for executives and key employees and loans and other nonsalary payments and other benefits and arrangements with employees, affiliates and associates of the Company. The Compensation Committee may be granted additional powers and duties as the Board may from time to time determine. The Compensation Committee held one meeting during the fiscal year ended December 31, 1998. In addition, the Compensation Committee regularly held extensive discussions regarding compensation matters and memorialized its compensation decisions through the use of unanimous written consents in lieu of meetings.

DIRECTORS' COMPENSATION

     Beginning with the third quarter of 1998, members of the Board receive cash compensation for acting as members of the Board or Committees of the Board, in addition to reimbursement for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and its committees. The

Company's policy for compensation of non-employee directors is: (i) an annual retainer in the amount of $12,000 for each year such director serves on the Board, payable in quarterly installments of $3,000, prorated if necessary, and
(ii) payment for each quarterly meeting of the Board attended by such non-employee -- $1,000 for in person meetings or $500 for telephonic meetings. During fiscal year 1998 compensation to non-employee directors was paid as follows: Messrs. Bentz and Middlemas, $8,000 each, and Messrs. Rafferty, Banks, Giess and Trouveroy, $8,500 each. Directors who serve as executive officers receive compensation for acting in their capacity as executive officers. See
"-- Summary Compensation Table." From time to time prior to 1998, the Board has granted options to purchase shares of Common Stock to members of the Board who are not also officers of the Company in consideration for their service as directors. In 1998, the Board adopted a policy to award "formula grants" to outside directors under the Company's 1994 Stock Option Plan, as amended (the "Stock Option Plan"), of 10,000 for each year. Initial options granted to new outside directors vest in full twelve months after the date of grant. Options granted upon reelection of an outside director vest immediately. For fiscal year ended December 31, 1998, each outside director was granted 10,000 options in his capacity as such.

INFORMATION CONCERNING EXECUTIVE OFFICERS

                                                                                                OFFICER
NAME                                   AGE                        POSITION                       SINCE
----                                   ---    ------------------------------------------------  -------
Anthony J. Pompliano.................  60     Chairman of the Board of Directors and Chief       1998*
                                              Executive Officer
Dennis J. Kern.......................  52     Chief Operating Officer                            1999
David L. Piazza......................  44     Chief Financial Officer                            1997
Riley M. Murphy......................  43     Executive Vice President -- Legal and Regulatory   1994
                                              Affairs and Secretary
Douglas R. Hudson....................  38     President, ACSI Network Technologies, Inc          1998**
Ronald E. Spears.....................  50     President, until July 1, 1999                      1998

---------------

* Mr. Pompliano previously served as CEO from August 1993 to October 1995, and from November 1996 to September 1997.

** Mr. Hudson previously served as an executive officer from May 1994 to August
   1996.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

     The following is a description of the background of the executive officers of the Company who are not directors:

     Dennis J. Kern, Chief Operating Officer of the Company and President of its e.spireDATA business unit. Mr. Kern joined the Company on January 11, 1999. From June 1998 to January 1999 Mr. Kern was employed at Intermedia Communications, Inc., where most recently he served as Senior Vice President of Customer Services responsible for customer service, provisioning, network operations centers, and carrier relations. He joined Intermedia as Vice President of Field Operations and continued in both roles after his promotion in November 1998. Prior to joining Intermedia, Mr. Kern worked for MCI for 23 years where he held senior-level positions in engineering, operations, provisioning, and carrier relations.

     David L. Piazza, Chief Financial Officer, joined the Company on March 24, 1997. For ten years prior to joining the Company, Mr. Piazza was employed by MFS Communications in a variety of finance and senior management positions, most recently as the Senior Vice President and Chief Financial Officer of MFS Telecom, Inc., a subsidiary of MFS Communications. Prior to his employment with MFS Communications, Mr. Piazza was employed by AT&T for four years in its finance and regulatory support divisions. Mr. Piazza began his career at Arthur Andersen & Co., spending five years in its regulated industries practice. Mr. Piazza received his B.S. degree in Accountancy from the University of Illinois and holds a CPA.

     Riley M. Murphy, Executive Vice President -- Legal and Regulatory Affairs and Secretary, joined the Company on April 1, 1994. Prior to that, she had twelve years of experience in the private practice of telecommunications regulatory law for interexchange, cellular, paging and other competitive telecommunication services. She serves on the boards of industry trade associations ALTS, CompTel and Commercial Internet eXchange (CIX). Ms. Murphy joined e.spire on a full-time basis in April 1994 and was senior counsel to Locke Purnell Rain Harrell, a Dallas-based law firm from August 1993 through December 1994. From 1987 to 1992, Ms. Murphy was a partner of Wirpel and Murphy, a telecommunications law firm she co-founded, and from 1992 to 1993 she was a sole practitioner. She holds a B.A. degree from the University of Colorado and a J.D. from the Catholic University of America and is admitted to practice law in the District of Columbia and Louisiana.

     Douglas R. Hudson, President of ACSI Network Technologies, a wholly-owned subsidiary of the Company. Mr. Hudson joined the Company in May 1994. Most recently, prior to his current position with the Company, Mr. Hudson was Executive Vice President, National Distribution and Strategic Development. Mr. Hudson was employed at MFS from September 1987 to May 1994. He served as director of field sales from September 1987 to September 1989, Vice President of Industry Sales and Marketing from September 1989 to July 1992 and as Vice President and General Manager in charge of MFS's Mid-Atlantic region from July 1992 until May 1994. Prior to joining MFS, Mr. Hudson was employed as regional sales manager for Microtel.

     Ronald E. Spears, President (until July 1, 1999), joined the Company on February 2, 1998. Mr. Spears served as Corporate Vice
President -- Telecommunications for Citizens Utilities from 1995 until joining the Company. Prior thereto he served as Chairman and Chief Executive Officer of Videocort Inc. for two years and President of MCI Communications Corporation's Midwest operating division for six years. He also served on the Board of Directors of Hungarian Telephone Cable Corp. Mr. Spears received his B.S. in Electrical Engineering from the U.S. Military Academy at West Point in 1970 and his masters in Public Service from Western Kentucky University in 1975.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and any persons who own more than ten percent of the outstanding shares of the Company's Common Stock, to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes in ownership of the Company's Common Stock. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, except as described below, there was compliance for the period from January 1, 1998 to December 31, 1998 with all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners. Huff failed to file one Form 4 reporting three transactions that occurred in July 1998 and submitted one late-filed Form 5 reporting the same transactions. ING failed to file one Form 4 reporting two transactions, which occurred in July 1998 and submitted one late-filed Form 5 reporting the same transactions. Mr. Banks failed to file two Form 4s reporting four transactions, one that occurred in July 1998 and three that occurred in November 1998, respectively, and submitted one late-filed Form 5 to report such transactions. Mr. Bentz failed to file two Form 4s reporting seven transactions, one that occurred in July 1998 and six that occurred in November 1998, respectively, and submitted one late-filed Form 5 to report such transactions. Mr. Giess failed to file one Form 4 reporting one transaction that occurred in July 1998 and submitted one late-filed Form 5 reporting the transaction. Mr. Middlemas submitted one late-filed Form 4 in February 1999 reporting two transactions that occurred in February 1998. Mr. Pompliano failed to file a Form 4 reporting one transaction that occurred in April 1998, and submitted one late-filed Form 5 to report the transaction. Mr. Rafferty failed to file two Form 4s reporting two transactions that occurred in July 1998 and November 1998, respectively, and submitted one late-filed Form 5 to report such transactions.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table provides a summary of compensation for the fiscal years ended December 31, 1997 and 1998, the six-month fiscal period ended December 31, 1996 and the twelve-month period ended December 31, 1996, with respect to the Company's present and former Chief Executive Officer, and the other four most highly compensated executive officers of the Company who were serving as executive officers at the end of the fiscal year ended December 31, 1998 and whose annual salary and bonus during such fiscal year exceeded $100,000 (collectively, the "Named Officers"):

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                      ANNUAL COMPENSATION                  AWARDS
                                             -------------------------------------      ------------
                                                                                         NUMBER OF
                                                                      OTHER ANNUAL       SECURITIES
                                                                      COMPENSATION       UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR    SALARY     BONUS            (1)            OPTIONS(2)    COMPENSATION
---------------------------           ----   --------   --------      ------------      ------------   ------------
Anthony J. Pompliano(3).............  1998*  $302,500   $100,000(4)           0                  0       0  2,574(6)
  Chairman of the Board of Directors  1997   $275,000   $275,000(5)           0                  0       0
  and Chief Executive Officer         1996   $124,167   $ 75,000(5)           0                  0       $
                                      1996   $239,583   $175,000(5)           0                  0       $  6,187(6)

David L. Piazza(7)..................  1998   $194,750   $ 50,000(8)     $20,090(9)               0              0
  Chief Financial Officer             1997   $139,038   $130,000(10)    $97,482(9)         250,000              0

Riley M. Murphy.....................  1998*  $215,000   $ 50,000(8)     037,004(9)          40,000       0  2,375(11)
  Executive Vice President -- Legal   1997   $193,750   $101,500(10)    0                   50,000       $
&   Regulatory Affairs, General       1996   $ 91,250   0 81,500(12)    0                        0       $  1,969(11)
Counsel   and Secretary               1996   $162,499   $               $                   50,000       $  5,505(6)

Douglas R. Hudson...................  1998   $186,875   $ 50,002(8)           0             65,000              0
  President of ACSI Network           1997   $171,458   $100,020(10)          0             60,000              0
  Technologies                        1996   $ 75,000   $ 29,740(13)          0                  0              0
                                      1996   $136,458   $ 96,200(14)          0             50,000              0

Ronald E. Spears(15)................  1998   $229,167   $162,500(16)          0            400,000              0
  President and Former Chief
  Operating Officer

Jack E. Reich(17)...................  1998*  $266,273   $100,000(18)          0                  0       $550,000(19)
  Former President and Chief          1997   $250,000   $350,000(10)          0                  0       $  2,375(11)
  Executive Officer                   1996   $ 20,883          0              0          1,200,000

---------------

 * Subsequent to June 30, 1996, the Company changed its fiscal year-end to December 31. Information is for the six months ended December 31, 1996.

 (1) Excludes perquisites and other personal benefits that in the aggregate do not exceed $50,000 or 10% of Named Officer's total annual salary and bonus.

 (2) See information provided in "Option Grants in Fiscal Year Ended December 31, 1998."

 (3) Mr. Pompliano became Chief Executive Officer effective November 22, 1998, upon the separation of Mr. Reich from the Company.

 (4) Pursuant to his employment agreement, as amended, Mr. Pompliano is entitled to $200,000 annual bonus, $100,000 of which was paid in March 1999, with the remaining $100,000 payable upon achievement of certain revenue and EBITDA objectives for the first and second quarters of 1999.

 (5) Represents cash bonuses received for attainment of certain performance goals.

 (6) Represents payments received for medical or disability insurance in excess of that provided to other employees. Also, for Ms. Murphy includes $1,969 for the Company's 1996 401(K) match.

 (7) Mr. Piazza commenced employment with the Company in March 1997.

 (8) Represents 50% of targeted bonuses awarded in Common Stock of the Company pursuant to the Annual Performance Plan, with the price based on the average closing prices quoted on The Nasdaq Stock Market for the 20 days preceding March 15, 1999, the date of the award. The balance is to be paid in the third quarter of 1999 upon achievement of certain revenues and EBITDA objectives for the first and second quarters of 1999, which will paid in cash or stock, in the Company's discretion.

 (9) Includes $37,004 paid to Ms. Murphy, as relocation and moving expenses in connection with the relocation of the Company's headquarters to Annapolis Junction, Maryland. Also includes, $20,090 and $97,482 paid to Mr. Piazza in 1998 and 1997, respectively, in connection with his relocation to the Annapolis Junction, Maryland area.

(10) Represents bonuses awarded in common stock of the Company pursuant to the Annual Performance Plan, with the price based on the average closing prices as quoted on The Nasdaq Stock Market for the 20 days preceding March 11, 1998, the date of the award. Also includes cash bonuses of $100,000 and $30,000, paid to Messrs. Reich and Piazza, respectively, pursuant to their employment agreements.

(11) Represents the Company's 401(K) match.

(12) Represents installment of a $244,500 bonus granted pursuant to Ms. Murphy's employment agreement with the Company.

(13) Represents performance bonus of $29,740 granted pursuant to Mr. Hudson's employment agreement with the Company.

(14) Includes installment of a $283,750 bonus granted pursuant to Mr. Hudson's employment agreement with the Company. Also includes performance bonus of $14,950.

(15) Mr. Spears commenced employment with the Company in February 1998. On February 22, 1999, the Company announced that Mr. Spears resigned from the Company effective July 1, 1999.

(16) Includes a sign-on bonus of $100,000 pursuant to Mr. Spear's employment agreement. Pursuant to Mr. Spear's separation agreement, a bonus of $62,500 was paid on March 15, 1999 in the Company's Common Stock. This represents 50% of a $125,000 bonus of which the balance will be paid on or about July 1, 1999. The $62,500 bonus was awarded in Common Stock of the Company pursuant to the Annual Performance Plan, with the price based on the average closing prices quoted on The Nasdaq Stock Market for the 20 days preceding March 15, 1999, the date of the award.

(17) Mr. Reich resigned from the Company effective November 22, 1998.

(18) Represents $100,000 bonus paid pursuant to Mr. Reich's separation agreement.

(19) Mr. Reich was paid severance of $550,000 in connection with his separation from the Company.

OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1998

     The following table contains information concerning the grant of stock options to the Named Officers during the fiscal year ended December 31, 1998.

                                           INDIVIDUAL GRANTS
                            -----------------------------------------------   MARKET PRICE
                               NUMBER OF        % OF TOTAL                    OF UNDERLYING
                              SECURITIES      OPTIONS GRANTED   EXERCISE OR   SECURITIES ON
                              UNDERLYING       TO EMPLOYEES     BASE PRICE       DATE OF      EXPIRATION
                            OPTIONS GRANTED      IN PERIOD      (PER/SHARE)       GRANT          DATE
                            ---------------   ---------------   -----------   -------------   ----------
Anthony J. Pompliano......           --               --               --             --            --
David L. Piazza...........           --               --               --             --            --
Riley M. Murphy...........        2,500             0.09%         $ 9.990        $11.750        4/1/03
                                  2,500             0.09%         $ 9.990        $11.750        4/1/04
                                  2,500             0.09%         $ 9.990        $11.750        4/1/05
                                  2,500             0.09%         $ 9.990        $11.750        4/1/06
                                  7,500             0.26%         $ 6.750        $ 7.938        4/1/04
                                  7,500             0.26%         $ 6.750        $ 7.938        4/1/05
                                  7,500             0.26%         $ 6.750        $ 7.938        4/1/06
                                  7,500             0.26%         $ 6.750        $ 7.938        4/1/07
Douglas R. Hudson.........        2,500             0.09%         $ 9.990        $11.750       5/31/03
                                  2,500             0.09%         $ 9.990        $11.750       5/31/04
                                  2,500             0.09%         $ 9.990        $11.750       5/31/05
                                  2,500             0.09%         $ 9.990        $11.750       5/31/06
                                 13,750             0.48%         $ 6.750        $ 7.938       5/31/04
                                 13,750             0.48%         $ 6.750        $ 7.938       5/31/05
                                 13,750             0.48%         $ 6.750        $ 7.938       5/31/06
                                 13,750             0.48%         $ 6.750        $ 7.938       5/31/07
Ronald E. Spears..........      100,000             3.48%         $12.480        $14.688        2/1/04
                                150,000             5.22%         $12.480        $14.688       2/21/04
                                150,000(2)          5.22%         $12.480        $14.688        2/2/06
Jack E. Reich.............           --               --               --             --            --


                               POTENTIAL REALIZABLE VALUE AT
                            ASSUMED ANNUAL RATES OF STOCK PRICE
                              APPRECIATION FOR OPTION TERM(1)
                            ------------------------------------
                               0%           5%           10%
                            --------    ----------    ----------
Anthony J. Pompliano......        --            --            --
David L. Piazza...........        --            --            --
Riley M. Murphy...........  $  4,400    $   12,516    $   22,334
                            $  4,400    $   14,390    $   27,065
                            $  4,400    $   16,359    $   32,269
                            $  4,400    $   18,425    $   37,993
                            $  8,910    $   29,158    $   54,845
                            $  8,910    $   33,147    $   65,392
                            $  8,910    $   37,335    $   76,994
                            $  8,910    $   41,733    $   89,755
Douglas R. Hudson.........  $  4,400    $   12,516    $   22,334
                            $  4,400    $   14,390    $   27,065
                            $  4,400    $   16,359    $   32,269
                            $  4,400    $   18,425    $   37,993
                            $ 16,335    $   53,456    $  100,549
                            $ 16,335    $   60,769    $  119,885
                            $ 16,335    $   68,448    $  141,155
                            $ 16,335    $   76,511    $  164,552
Ronald E. Spears..........  $220,800    $  720,332    $1,354,069
                            $331,200    $1,080,499    $2,031,103
                            $331,200    $1,383,130    $2,850,755
Jack E. Reich.............        --            --            --

---------------

(1) The amounts set forth in the three columns represent hypothetical gains that might be achieved by the optionee if the respective options are exercised at the end of the term. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10%. The exercise price of the options was equal to 85% of the market price of the Common Stock on the date of grant.

(2) These options were terminated in connection with Mr. Spear's resignation from the Company.

OPTION EXERCISES AND FISCAL YEAR END VALUES

     The following table sets forth information with respect to the Named Officers concerning the exercise of options during the fiscal year ended December 31, 1998 and the value of unexercised options held by the Named Officers as of December 31, 1998.

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                            OPTIONS AT DECEMBER 31,        IN-THE-MONEY OPTIONS
                                                                     1998                 AT DECEMBER 31, 1998(2)
                         SHARES ACQUIRED      VALUE       ---------------------------   ---------------------------
NAME                       ON EXERCISE     RECEIVED(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     ---------------   ------------   -----------   -------------   -----------   -------------
Anthony J. Pompliano...      200,000        $3,525,000     1,649,899            --      $8,249,445       $    --
David Piazza...........           --        $       --       100,000       150,000      $       --       $    --
Riley M. Murphy........       50,000        $  162,500       240,002       100,000      $  899,383       $74,375
Douglas Hudson.........           --        $       --       292,502       132,500      $1,105,633       $74,375
Ronald E. Spears(3)....           --        $       --        20,000       400,000      $       --       $    --
Jack E. Reich(4).......           --        $       --     1,200,000            --      $       --       $    --

---------------

(1) Based upon the last sale price on the option exercise date, as reported by The Nasdaq Stock Market, less the exercise price paid for the shares.

(2) Represents the difference between the per share exercise price of the unexercised options and $6.375, the last sale price on December 31, 1998, as reported by the The Nasdaq Stock Market.

(3) In connection with Mr. Spear's resignation, the Company accelerated the vesting of 150,000 of Mr. Spear's options and cancelled 150,000 of Mr. Spear's options. Also, includes 20,000 options granted in connection with consulting services provided to the Company prior to his employment with the Company.

(4) In connection with Mr. Reich's separation from the Company on November 22, 1998, the Company accelerated the vesting of 900,000 options.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

     The Company currently has an insurance policy insuring the directors and officers of the Company and its subsidiaries against any liability incurred by them while acting within the scope of their duties as a director or officer. The policy is for a maximum amount of $20 million and has a deductible of $250,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Only Messrs. Trouveroy, Rafferty and Middlemas served on the Compensation Committee of the Board of Directors (the "Compensation Committee") during the fiscal year ended December 31, 1998. None of these directors has ever been an employee of the Company or any of its subsidiaries. During the fiscal year ended December 31, 1998, no executive officer of the Company served on the compensation committee or board of directors of any other entity which had any executive officer who also served on the Compensation Committee or Board of Directors of the Company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for setting corporate policy for executive and other employee compensation and benefit plans. George M. Middlemas, Christopher L. Rafferty and Olivier L. Trouveroy served on the Compensation Committee for all of the fiscal year ended December 31, 1998. None of the Compensation Committee members was an employee of the Company. The Compensation Committee's responsibilities included the recommendation for approval of executive pay structure (i.e. salary bands, guidelines for annual merit increases and incentives and aggregate amounts and guideline levels of participation in executive stock plans), as well as the recommendation for approval of all compensation matters for the Named Officers. In this connection, the Compensation Committee has retained and relied upon the advice of an independent compensation consultant who has conducted market surveys and made recommendations to the Compensation Committee consistent with the adopted compensation philosophy.

COMPENSATION PHILOSOPHY

     The Company's approach to executive compensation, as implemented by the Compensation Committee, has been designed to provide a competitive program that will enable the Company to attract, motivate, reward and retain individuals who possess the skills, experience and talents necessary to advance the growth and financial performance of the Company. The Company's compensation policies are designed to encourage shareholder value creation, corporate teamwork, equity ownership in the Company and long term loyalty to the Company. The Company's executive compensation has two key elements: (1) an annual component, i.e., base salary and an annual discretionary bonus based upon achievement of corporate and personal objectives, and (2) a long-term component consisting of stock options and awards.

     The Company strives to provide compensation opportunities that emphasize effectively rewarding management for the achievement of critical corporate and personal performance objectives. In addition, the program provides stock opportunities designed to align the interest of executives and other key employees with other stockholders through the ownership of Common Stock. The following is a discussion of each of the elements of the Company's executive compensation program including a description of the decisions and actions taken by the Compensation Committee with respect to the 1998 compensation for the Chief Executive Officer and all executive officers as a group.

EXECUTIVE COMPENSATION POLICY

     Compensation paid to the Company's executive officers for the fiscal year ended December 31, 1998 (as reflected in the Summary Compensation Table set forth above with respect to the Named Officers) consisted of the following elements: base salary, annual bonuses, stock options under the 1994 Stock Option Plan (the "Stock Option Plan"), participation in the 1996 Stock Plan and contributions under the Company's 401(K) Plan.

     In determining the base salary of executive officers, the Compensation Committee establishes broad salary bands as flexible guidelines for future salary administration which take into consideration a variety of factors, including the executive's levels of responsibility and individual experience and performance, and the salaries of similar positions in the Company and in comparable companies in the CLEC industry. The Compensation Committee believes that its process for determining and adjusting the base salary of executive officers is fully consistent with sound personnel practices. Based on the Compensation Committee's consideration of the aforementioned factors, Mr. Piazza and Ms. Murphy were paid salaries in 1998 which exceeded the minimum salaries required by their employment agreements, but reflected salary increases contemplated by their agreements. Mr. Pompliano was paid a salary that exceeded the minimum salary required under his employment agreement by $2,500. The salaries paid to Messrs. Reich and Spears in 1998 were the minimum salaries required under their employment agreements (or amendment thereto), which were signed on November 26, 1996 and January 23, 1998, respectively, based upon the Compensation Committee's consideration of the aforementioned factors and arms-length negotiations.

     Annual adjustments to base salaries typically are made effective at the beginning of the calendar year for which they are intended to apply for the Chairman and Chief Executive Officer, and on the anniversary of employment for the other Named Officers, and therefore reflect in large part achievement of the prior year's corporate and individual performance objectives.

ANNUAL BONUS

     For the fiscal year 1998, discretionary bonuses representing 50% of the targeted bonuses were awarded in stock by the Board on March 15, 1999, to the named executives (other than the Chairman and Chief Executive Officer, as described below) and other Company employees. Additionally, if certain Board-approved financial objectives for the first and second quarters of 1999 are met, an additional amount equal to the targeted bonuses, minus the amount previously paid on March 15, 1999, will be paid in cash or stock, in the Company's discretion. Payment is anticipated to occur after the second quarter financial results are announced in early August 1999. The exact amount of each award is determined by, among other things, management's assessment of each individual's performance.

STOCK INCENTIVES

     The long term incentive element of the Company's management compensation program has historically been primarily in the form of stock option grants. The employment agreements for the Named Officers typically specify initial stock options that vest over a three or four year period and performance stock options which vest upon achievement of certain criteria. Other key employees may be granted initial and/or performance options when they join the Company. In addition, the Named Officers and other employees are eligible for annual option grants based on guidelines expressed as percentages of their salaries with variations which recognize individual performance, leadership potential and past grant history. For 1998, these discretionary stock options have been granted and administered by the Compensation Committee under the Stock Option Plan, which was designed to create an opportunity for employees of the Company to acquire a proprietary interest in the Company and thereby enhance their efforts in the service of the Company and its stockholders. The compensatory and administrative features of the Stock Option Plan conform in all material respects to the design of standard comparable plans in the industry and are, in the Compensation Committee's estimation, fair and reasonable.

     During 1998, the Compensation Committee approved grants of stock options to employees and executive officers (including certain of those Named Officers reflected in the foregoing tables) for an aggregate of

2,872,568 shares at exercise prices ranging from $4.52 to $21.50 per share, which options were generally granted with exercise prices equal to 85% of the fair market value of the Common Stock on the dates of grants. Effective January 1999, the Compensation Committee adopted a policy of generally granting options under the Stock Option Plan equal to the fair market value of the Common Stock on the dates of grant. In most cases, one-quarter of the options become exercisable on each succeeding anniversary of the respective grant dates to further the executive retention goal of the Stock Option Plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Anthony J. Pompliano assumed the role of Chief Executive Officer, in addition to his position as Chairman of the Board, on November 22, 1998 upon the resignation of Jack E. Reich. Mr. Pompliano's salary exceeded the minimum salary required under the terms of his employment agreement, as amended, by $2,500. Pursuant to his employment agreement, as amended, Mr. Pompliano is entitled to a bonus of $200,000, $100,000 of which was paid in March 1999, with the additional $100,000 payable upon achievement of certain revenue and EBITDA objectives for the first and second quarters of 1999. Compensation for Mr. Reich, who served as President and Chief Executive Officer from January 1, 1998, until his resignation, was based on the terms of his November 26, 1996 employment agreement and a separation agreement dated November 22, 1998.

     The following directors, who were members of the Compensation Committee at the end of 1998, provide the foregoing report.

                                          George M. Middlemas
                                          Christopher L. Rafferty
                                          Olivier L. Trouveroy

COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative stockholder return on the Common Stock since March 3, 1995, the time the Company began trading on the Nasdaq SmallCap Market, with the cumulative total return on the Nasdaq Composite Index and Nasdaq Telecommunications Industry Index over the same period (assuming an investment of $100 in the Common Stock, the Nasdaq Composite Index and Nasdaq Telecommunications Industry Index on March 3, 1995). The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                                                                                  NASDAQ
                                                             NASDAQ         Telecommunications
                                         e.spire         Composite Index          Index
 03/03/95                                  100                 100                 100
 12/31/95                                  113                 134                 125
 12/31/96                                  226                 164                 128
 12/31/97                                  270                 201                 191
 12/31/98                                  134                 284                 314

EMPLOYMENT AND TERMINATION AGREEMENTS

     Anthony J. Pompliano. The Company is party to an employment agreement with Anthony J. Pompliano, its Chairman and Chief Executive Officer, which terminates on December 31, 1999. Under the terms of the agreement, as amended, Mr. Pompliano is entitled to a minimum annual base salary of $300,000 through December 31, 1998 and an annual base salary of $330,000 commencing January 1, 1999. Mr. Pompliano is entitled to a cash bonus of up to $200,000 for fiscal year 1998 and a cash bonus up to $250,000 for fiscal year 1999, based upon the Company's achievement of certain performance goals for the relevant fiscal year. Under this employment agreement, Mr. Pompliano has been granted options to purchase an aggregate of 1,849,899 shares of the Company's Common Stock at exercise prices ranging from $.875 per share to $2.80 per share. In the event that Mr. Pompliano's employment is terminated without cause, pursuant to his death, disability or the Company's material breach of the agreement subsequent to August 24, 1996, he will receive a lump sum equivalent to his then current base salary and health and medical benefits coverage at the Company's expense for the longer of (i) the period from the date of termination through December 31, 1999, or (ii) one year from the date of termination. Mr. Pompliano's employment agreement also contains non-compete, non-solicitation and confidentiality provisions.

     David L. Piazza. The Company is party to an employment agreement with David L. Piazza, its Chief Financial Officer, which terminates on March 23, 2001, extendable by mutual agreement. Mr. Piazza is entitled to a salary of $175,000, a signing bonus of $30,000 and annual bonuses of up to 30% of his salary based upon the achievement of certain performance goals for the relevant fiscal year. Under this employment agreement, Mr. Piazza was granted options to purchase 250,000 shares at an exercise price of $7.33 per share. These options vest in installments between March 1998 and March 2003, subject to Mr. Piazza's continued employment. In the event that Mr. Piazza's employment is terminated involuntarily or pursuant to his death, disability or the Company's material breach of the agreement he will receive his then current base salary and health and medical benefits coverage at the Company's expense for two (2) years from the date of such termination, as severance compensation. Mr. Piazza's employment agreement also contains non-compete, non-solicitation and confidentiality provisions.

     Riley M. Murphy. The Company is a party to an employment agreement with Riley M. Murphy, its Executive Vice President for Legal and Regulatory Affairs, which terminated on March 31, 1999. Under this employment agreement, as amended, Ms. Murphy was granted options to purchase an aggregate of 300,002 shares of Common Stock at prices ranging from $2.25 per share to $3.40 per share. This agreement also provides that, in the event that Ms. Murphy's employment is terminated without cause or pursuant to her death, disability or the Company's material breach of the agreement subsequent to April 1, 1997, she will receive her then current base salary and health and medical benefits coverage at the Company's expense for the longer of (i) the period from the date of termination through March 31, 1999, or (ii) one year from the date of termination. Under this employment agreement, the Company may extend loans to Ms. Murphy. Ms. Murphy's employment agreement also contains a two-year non-compete/non-solicitation provision. The Company and Ms. Murphy are currently negotiating a new employment agreement.

     Douglas R. Hudson. The Company is a party to an employment agreement with Douglas R. Hudson, President of ACSI Network Technologies, Inc., a wholly-owned subsidiary of the Company, which expires May 30, 1999. This agreement, as amended, calls for a minimum annual salary of $135,000 and a bonus of $243,750, payable in annual installments through January 1997. Mr. Hudson was granted options to purchase an aggregate of 300,002 shares of Common Stock at prices ranging from $2.25 per share to $3.40 per share. In the event that Mr. Hudson's employment is terminated without cause or pursuant to his death, disability or the Company's material breach of the agreement subsequent to May 31, 1997, he will receive his then current base salary and health and medical benefits coverage at the Company's expense for the longer of (i) the period from the date of termination through May 30, 1999, or (ii) one year from the date of termination. Under this employment agreement, the Company may extend loans to Mr. Hudson. Mr. Hudson's employment agreement also contains a two-year non-compete/non-solicitation provision. The Company and Mr. Hudson are currently negotiating a new agreement.

     Jack E. Reich. The Company was a party to an employment agreement with Jack E. Reich, which was terminated effective November 22, 1998, when Mr. Reich voluntarily resigned from his position as President, Chief Executive Officer and director. Pursuant to a separation agreement dated November 22, 1998, Mr. Reich and the Company agreed, among other things, that Mr. Reich was to receive (i) a lump sum of $550,000 in severance pay; (ii) a bonus of $100,000 on March 31, 1999 if the Company's actual revenues for the immediately preceding year are 100% or greater of the target revenues in the Business Plan for such year; and
(iii) reimbursement of legal fees in the amount of $5,000. Mr. Reich agreed to certain non-compete and non-solicitation provisions expiring on May 21, 1999. The Company accelerated the vesting of Mr. Reich's remaining 900,000 options that had not vested at the time of his resignation.

     Ronald E. Spears. The Company was a party to an employment agreement with Ronald E. Spears, who voluntarily resigned from his position as Chief Operating Officer effective February 22, 1999 and from his position as President effective July 1, 1999. Pursuant to a separation agreement dated February 22, 1999, Mr. Spears and the Company agreed, among other things, that Mr. Spears is to receive: (i) $250,000 severance pay beginning July 1, 1999, $10,416.67 payable twice a month for twelve months, and (ii) a bonus of $125,000 pursuant to the annual bonus plan, $62,500 of which was paid on March 15, 1999 in the Company's Common Stock, with the balance to be paid on or about July 1, 1999 in cash or stock at the Company's discretion. Mr. Spears agreed to certain non-compete and non-solicitation provisions expiring July 1, 2000. The Company also accelerated the vesting of 150,000 of Mr. Spears options which had not vested as of February 22, 1999, and cancelled 150,000 of Mr. Spear's options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INDEBTEDNESS OF DIRECTORS AND OFFICERS

     Pursuant to the employment agreement by and between the Company and Douglas
R. Hudson, as amended, the Company has extended two loans to Mr. Hudson. The first loan is dated January 7, 1999, for a principal amount of $66,779.96, at an interest rate of 8% per year, with payment of principal and accrued interest due July 1, 1999. The principal amount of this loan represents the consolidation of principal of and accrued interest on several previous loans extended to Mr. Hudson during 1998. The second loan, dated January 26, 1999, is for a principal amount of $16,106.07, at an interest rate of 8% per year, with payment of principal and accrued interest due July 1, 1999. As of March 31, 1999, the total aggregate amount of principal and accrued interest outstanding for both loans was $84,353.45. The loans are secured by shares of Common Stock of the Company owned by Mr. Hudson or issuable to Mr. Hudson upon exercise of the options to purchase the Company's Common Stock currently owned or obtained in the future by Mr. Hudson.

     Pursuant to the employment agreement by and between the Company and Riley
M. Murphy, as amended, the Company has extended three loans to Ms. Murphy. The loans are as follows: (i) a loan dated December 28, 1998 for a principal amount of $32,088, at an interest rate of 8% per year, with payment of principal and accrued interest due December 28, 1999; (ii) a loan dated January 26, 1999 for a principal amount of $16,148.80, at an interest rate of 8% per year, with payment of principal and accrued interest due December 28, 1999; and (iii) a loan dated January 29, 1999, for a principal amount of $57,000, at an interest rate of 8% per year, with payment of principal and accrued interest due December 28, 1999. As of March 31, 1999, the total aggregate amount of principal and accrued interest outstanding for all three of the loans was $106,911.08. The loans are secured by shares of Common Stock of the Company issuable to Ms. Murphy upon exercise of the options to purchase the Company's Common Stock currently owned or obtained in the future by Ms. Murphy.

     The Company has in place policies and procedures that enable it to comply with the covenants in its existing indentures regarding transactions with affiliates.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

     The following table sets forth as of December 31, 1998, certain information regarding the beneficial ownership of the Company's Common Stock outstanding (assuming the exercise of options and warrants exercisable on or within 60 days after such date) by (i) each person who is known to the Company to own 5% or more of the Common Stock, (ii) each director of the Company, (iii) each of the Named Officers and (iv) all executive officers and directors of the Company as a group.

     Unless otherwise indicated, the named persons exercise sole voting and investment power over the shares that are shown as beneficially owned by them.

                                                              NUMBER OF       PERCENTAGE
NAME OF BENEFICIAL OWNER(1)                                     SHARES        OF TOTAL(2)
---------------------------                                   ----------      -----------
The Huff Alternative Income Fund, L.P.......................  15,120,137(3)      30.6%
ING Equity Partners, L.P., I................................   7,966,826(4)      16.4%
Putnam Investments, Inc.....................................   5,229,000(5)       9.7%
Fidelity Management and Research Company....................   3,698,900(6)       7.6%
First Analysis Corporation..................................   3,202,238(7)       6.2%
Anthony J. Pompliano........................................   1,649,999(8)       3.3%
Ronald E. Spears............................................     270,366(9)         *
Riley M. Murphy.............................................     312,127(10)        *
David L. Piazza.............................................     105,406(11)        *
Douglas R. Hudson...........................................     311,693(12)        *
George M. Middlemas.........................................   1,709,797(13)      3.6%
Christopher L. Rafferty.....................................       1,000(14)        *
Edwin M. Banks..............................................       6,500(14)        *
Peter C. Bentz..............................................       6,000(14)        *
Olivier L. Trouveroy........................................          --(15)        *
Benjamin P. Giess...........................................          --(15)        *
All executive officers and directors as a group (11
  persons)..................................................   4,292,888          8.4%

---------------

  *  Less than one percent

 (1) The address of all officers and directors listed above is in the care of the Company.

 (2) The percentage of total outstanding for each stockholder is calculated by dividing (i) the number of shares of Common Stock deemed to be beneficially owned by such stockholder as of December 31, 1998 by (ii) the sum of (A) the number of shares of Common Stock outstanding as of December 31, 1998 plus (B) the number of shares of Common Stock issuable upon the exercise of options or warrants held by such stockholder which were exercisable as of the Record Date or will become exercisable within 60 days after December 31, 1998 ("currently exercisable").

 (3) Includes currently exercisable warrants to purchase 200,000 shares and currently exercisable options to purchase 30,000 shares. The address for Huff is 1776 On the Green, 67 Park Place, Morristown, NJ 07960.

 (4) Includes currently exercisable warrants to purchase 100,000 shares and currently exercisable options to purchase 20,000 shares. The address for ING is 135 East 57th Street, 16th Floor, New York, NY 10022.

 (5) The address for Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts 02109.

 (6) The address for Fidelity Management and Research Company is 82 Devonshire Street, Boston, Massachusetts 02109.

 (7) Includes 1,222,700 shares of Common Stock owned by Apex Investment Fund, II, L.P. ("Apex II"). Includes 418,797 shares of Common Stock owned by Apex Investment Fund, I, L.P. (Apex I). Includes 780,885 shares of Common Stock owned by The Productivity Fund II, L.P. ("Productivity"). Includes 779,856 shares of Common Stock owned by Environmental Private Equity Fund II, L.P. ("EPEF").

     First Analysis Corporation ("FAC") is an ultimate general partner of Apex I, Apex II, Productivity and EPEF and may be deemed to be the beneficial owner of the shares owned by them. FAC disclaims beneficial ownership of these shares, except to the extent of their proportionate pecuniary interest therein. This information was obtained from a Schedule 13D filed with the Securities and Exchange Commission on May 6, 1997, as amended from time to time. The address for First Analysis Corporation is 233 South Wacker Drive, Suite 9500, Chicago, IL, 66093.

 (8) Includes currently exercisable options to purchase 1,649,899 shares.

 (9) Includes currently exercisable options to purchase 270,000 shares and 366 shares of common stock purchased through the 1996 Stock Plan.

(10) Includes currently exercisable options to purchase 252,502 shares, 50,000 shares owned, 4,139 shares of common stock purchased through the 1996 Stock Plan and 5,486 shares of common stock awarded for her 1997 bonus pursuant to the Annual Performance Plan.

(11) Includes currently exercisable options to purchase 100,000 shares and 5,406 shares of common stock awarded for his 1997 bonus pursuant to the Annual Performance Plan.

(12) Includes currently exercisable options to purchase 307,502 shares and 4,191 shares of common stock awarded for his 1997 bonus pursuant to the Annual Performance Plan.

(13) Includes 20,000 shares owned directly, 8,300 shares owned through an individual retirement account and currently exercisable options to purchase 40,000 shares. Also includes 1,222,700 shares of Common Stock owned by Apex II and 418,797 shares of Common Stock owned by Apex I. Mr. Middlemas is a general partner of Apex Management Partnership which is the general partner of Apex I and Apex II. Mr. Middlemas disclaims beneficial ownership of the shares owned by Apex I and Apex II, except to the extent of his ownership in the general partner of Apex I and in the general partner of Apex II.

(14) Messrs. Banks and Bentz are employees of W.R. Huff Asset Management Co., L.L.C., an affiliate of Huff. Mr. Rafferty is an employee of WRH Partners, LLC, the general partner of Huff. Messrs. Rafferty, Bentz and Banks disclaim beneficial ownership of all shares held by Huff.

(15) Mr. Trouveroy is a Managing Partner of ING and Mr. Giess is a Partner of ING. Messr. Trouveroy and Giess disclaim beneficial ownership of all shares held by ING.

PROPOSAL NO. 2 -- AMENDMENT TO THE COMPANY'S 1996 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE FROM 500,000 TO 1,000,000 SHARES.

     Based on the Compensation Committee's recognition that the Company's success is dependent upon its ability to attract and retain talented employees and that one of the best ways to compete for such personnel is to offer significant potential rewards which are tied to the Company's success, the Board adopted the 1996 Stock Plan in October 1996 and on November 15, 1996 the stockholders approved and ratified the adoption of the 1996 Stock Plan. The Board believes that all employees of the Company and its subsidiaries should be provided the opportunity to acquire or increase their holdings of the Company's Common Stock. When adopted, 500,000 shares of Common Stock were reserved for the grant of options under the 1996 Stock Plan. As of March 8, 1999, 295,108 options had been granted and exercised under the 1996 Stock Plan.

     Generally under the 1996 Stock Plan, only employees working more than 20 hours a week and who have been employed three months or more by the Company or any subsidiary of the Company prior to the commencement of an offering period under the Plan are eligible to participate in the 1996 Stock Plan. The first offer period commenced on December 2, 1996 and ended on June 30, 1997 with subsequent Offer Periods commencing on the first day of July and January each year (or at such other date as the Compensation Committee shall determine). The Compensation Committee has the power to change the duration and/ or the frequency of Offer Periods with respect to future Offers without stockholder approval if such change is announced at least 10 days prior to the scheduled Offer Period to be affected.

     The Compensation Committee administers the 1996 Stock Plan. The option price at which shares of Common Stock may be purchased under any option granted under the 1996 Stock Plan is 85% of the fair market value of a share of Common Stock on the date Common Stock is purchased pursuant to an offering under the Plan. The Compensation Committee has the power to change the price under which an option may be exercised with respect to future Offer Periods without stockholder approval if (i) the new exercise price is within the minimum pricing requirements of Section 423(b)(6) of the Internal Revenue Code of 1986, as amended (the "Code"); and (ii) such change is announced at least 10 days prior to the scheduled beginning of the first Offer Period to be affected. The reported last sale price of the Company's Common Stock on April 6, 1999 on The NASDAQ Stock Market was $11.875. The stock subject to options granted under the 1996 Stock Plan shall be treasury shares or authorized and unissued shares of Common Stock as the Compensation Committee may determine in its discretion. If the proposed amendment is approved, the aggregate number of shares which may be issued pursuant to options exercised under the 1996 Stock Plan may not exceed 1,000,000 and the number of shares subject to options outstanding at any time may not exceed the number of shares remaining available for issuance thereunder.

     An eligible employee may elect to participate in the 1996 Stock Plan by authorizing regular payroll deductions, which may not exceed the maximum percentage of the employee's eligible compensation per pay period, to be applied toward the purchase of Common Stock pursuant to the Offer. The "maximum percentage" means the percent of eligible compensation available for payroll deductions, which shall be specified by the Committee at the beginning of the term of each Offer, which shall not exceed 10%. The compensation of an employee which is "eligible compensation" for payroll deductions under the 1996 Stock Plan includes only base salary and commissions (if any) paid in each payroll period. On the effective date of an Offer, subject to certain limitations, each then eligible employee will be granted an option to purchase, through payroll deductions, as many full shares of Common Stock as he or she may choose up to the maximum percentage of eligible compensation to be received by such employee during the term of the Offer. On the last trading day of each month during the term of an Offer, a participating employee will be deemed to have exercised his or her option to purchase, at the applicable option price, that number of full shares of Common Stock which may be purchased with the amount deducted from such employee's compensation during that month and excess funds from the preceding month if any.

     In no event will an employee be permitted to purchase any shares under the 1996 Stock Plan if the employee, immediately after the purchase, owns or would own shares (including all shares which may be purchased under outstanding options) representing 5% or more of the total combined voting power or value of all classes of shares of capital stock of the Company or its subsidiaries. In addition, in no event may shares be purchased under the 1996 Stock Plan with a value in excess of $25,000 in any calendar year. Once enrolled in the Plan, an eligible employee shall be a participant in all Offers under the Plan until he or she withdraws from further participation in the Plan. A participant may withdraw from participation in the Plan at any time; provided, however, that no withdrawn participant may enroll in the Plan until the first anniversary of the date of such participant's withdrawal. However, if the Compensation Committee amends the Plan with respect to future Offers to change the Offer Period or change the price under which shares of Common Stock may be purchased pursuant to an Offer, the withdrawn participant may again become a participant as of the commencement date of the Offer Period to which such change or changes apply.

     The right to participate in the 1996 Stock Plan and the interest of an employee in the shares of Common Stock or excess funds accumulated on his or her behalf, is nontransferable, other than transfer by will or under the laws of descent and distribution or as otherwise provided by law. A participant may not sell or otherwise dispose of shares of Common Stock acquired pursuant to the Plan for a period of 120 days from the purchase date of such shares. In the event that an employee's employment with the Company is terminated for any reason, including upon the retirement or death of an employee, no payroll deductions will be made from any compensation then due and owing to such employee at such time, and a certificate representing the number of full shares of Common Stock then credited to the participant's account, and a check for any amount of excess funds contributed as of that date (and not eligible for the purchase of shares) will be issued and delivered to the employee (or the representative of such employee, if applicable).

     The number of shares authorized to be issued under the Plan and the exercise prices may be increased or decreased in an indeterminate amount as a result of any stock split, stock dividend, combination of eligible shares, reorganization or other similar event.

     The 1996 Stock Plan and all rights of participants will terminate upon the earlier of (i) the date as of which participants have exercised options to purchase a number of shares of Common Stock equal to or greater than the number of shares then subject to the 1996 Stock Plan or (ii) the date as of which the Compensation Committee or the Board terminates the 1996 Stock Plan.

     For a description of certain of the federal income tax consequences associated with the grant and exercise of options under the 1996 Stock Plan, see "Stock Purchase Plan, and 1998 Restricted Stock Plan -- Federal Income Tax Consequences"

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF AN AMENDMENT TO THE COMPANY'S 1996 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE FROM 500,000 TO 1,000,000 SHARES (PROPOSAL NO. 2 ON THE PROXY CARD).

PROPOSAL NO. 3 -- ADOPTION OF THE 1998 RESTRICTED STOCK PLAN

     Based on the Board's recognition that the Company's success is dependent upon its ability to attract and retain talented employees, on December 3,1998, the Board of Directors adopted the Restricted Stock Plan, subject to shareholder approval. The Board of Directors is seeking shareholder approval and ratification of the Restricted Stock Plan. The Restricted Stock Plan is intended to aid the Company and its subsidiaries in securing and retaining key employees of outstanding ability and to motivate such employees to exert their best efforts on behalf of the Company and its subsidiaries by providing incentive through the grant of restricted stock awards ("Awards"). The Company expects that it will benefit from the added interest that such key employees will have in the welfare of the Company as a result of their proprietary interest in the Company's success. As of December 31, 1998, 20,000 shares had been awarded under the Restricted Stock Plan. As of December 31, 1998, there were two ACSI Network Technologies employees eligible to participate in and two participants in the Restricted Stock Plan. If the shareholders fail to approve this Proposal No. 3, the Restricted Stock Plan will be terminated and the shares awarded will be cancelled.

     The Restricted Stock Plan, a copy of which is attached as Appendix A, reserves 20,000 shares of Common Stock, which may consist, in whole or in part, of unissued or treasury shares of the Company's Common Stock, for granting awards of Common Stock to eligible employees of the Company and its subsidiaries. Key management and other employees of the Company and its subsidiaries, who are from time to time responsible for the management, growth or protection of the business of the Company and its subsidiaries, are eligible to be granted Awards under the Restricted Stock Plan. The Compensation Committee will administer the Restricted Stock Plan. Establishment, amendment, interpretation, rescission of any rules and regulations relating to the Restricted Stock Plan, and administration of the Restricted Stock Plan lies within the authority and sole discretion of the Compensation Committee. However, in its discretion, the Board of Directors may take any action permitted to be taken by the Compensation Committee. No Award may be granted under the Restricted Stock Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

     Awards granted under the Restricted Stock Plan are subject to the following terms and conditions: (a) the prospective recipient of an Award shall execute a Restricted Stock Agreement that sets forth the terms and conditions of the plan before she or he shall be deemed to have become a participant or to have any rights with respect to such Award; (b) each participant shall be issued a certificate in respect of shares of restricted stock awarded under the Restricted Stock Plan. Such certificate shall be registered in the name of the participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award; (c) all certificates for restricted stock delivered under this Plan shall be subject to such stock transfer orders and other restrictions as the Compensation Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Company's shares are then listed and any applicable federal or state securities law, and the Compensation Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions; (d) the Compensation Committee may adopt rules which provide that the stock certificates evidencing such shares may be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody until the restrictions thereon shall have lapsed, and may require as a condition of any Award that the participant shall have delivered a stock power endorsed in blank relating to the stock covered by such Award; and
(e) recipients of Awards under the Plan are not required to make any payment or provide consideration other than the rendering of services.

     The Compensation Committee will set a period of no less than one year nor more than ten years commencing with the date of an Award (the "Restriction Period"), during which the participant will not be permitted to sell, transfer, pledge, assign or otherwise dispose of restricted stock awarded pursuant to said Award. If a participant's employment with the Company terminates for any reason during the Restricted Period, the participant shall forfeit the restricted stock and return it in full to the Company, unless otherwise provided by the Compensation Committee. During the Restriction Period, with respect to the restricted shares, the participant shall have all rights of a stockholder of the Company (including but not limited to the right to vote and the right to receive dividends and other distributions). In the event of a change in control as defined in the Restricted Stock Plan, the restrictions on the Awards shall lapse. The Compensation Committee may impose conditions on an award that it deems necessary to ensure the participant's payment to the Company of any federal, state or local taxes required to be withheld with respect to such Award.

     The Compensation Committee in its sole discretion may make adjustments or substitutions for Awards if any of the following events occurs: share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate exchange, or any distribution to stockholders of shares other than regular cash dividends. All other increases in the number of shares reserved for purposes of the Restricted Stock Plan require stockholder approval. Any amendments that may impair any rights or obligations under any previously granted Award require consent of the participant; however, if it is deemed necessary by the Compensation Committee to permit the granting of Awards, the Compensation Committee may make amendments that are required by the Code or other applicable laws.

     The granting of an Award under the Plan shall impose no obligation on the Company or any subsidiary to continue the employment of a participant and shall not lessen or affect the Company's or any subsidiary's right to terminate the employment of such participant.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE ADOPTION OF THE 1998 RESTRICTED STOCK PLAN (PROPOSAL NO. 3 ON THE PROXY
CARD).

1996 STOCK PLAN AND 1998 RESTRICTED STOCK PLAN -- FEDERAL INCOME
TAX CONSEQUENCES

     The following general summary is based upon the Internal Revenue Code of 1986, as amended (the "Code") and does not include a discussion of any state or local tax consequences.

1996 STOCK PLAN -- EMPLOYEE STOCK PURCHASE OPTIONS

     The 1996 Stock Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Under the Code, no taxable income is generally recognized by a participant either as of the grant date or as of the purchase date. Depending upon the length of time the acquired shares are held by the participant, the federal income tax consequences will vary. If the shares are held for a period of two years or more from the grant date and for at least one year from the purchase date (the "Required Period"), and are sold at a price in excess of the purchase price paid by the participant for the shares, the gain on the sale of the shares will be taxed as ordinary income to the participant to the extent of the lesser of (i) the amount by which the fair market value of the shares on the grant date exceeded the purchase price or (ii) the amount by which the fair market value of the shares at the time of their sale exceeded the purchase price. Any portion of the gain not taxed as ordinary income will be treated as long-term capital gain. If the shares are held for the Required Period and are sold at a price less than the purchase price paid by the participant for the shares, the loss on the sale will be treated as a long-term capital loss to the participant. The Company will not be entitled to any deduction for federal income tax purposes for shares held for the Required Period that are subsequently sold by the participant, whether at a gain or loss.

     If a participant disposes of shares within the Required Period (a "Disqualifying Disposition"), the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the purchase date over the purchase price paid by the participant for the shares, and the Company will be entitled to a corresponding deduction for federal income tax purposes. In addition, if a participant makes a Disqualifying Disposition at a price in excess of the purchase price paid by the participant for the shares, the participant will recognize a capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the purchase date. Alternatively, if a participant makes a Disqualifying Disposition at a price less than the fair market value of the shares on the purchase date, the participant will recognize a capital loss in an amount equal to the difference between the fair market value of the shares on the purchase date and the selling price of the shares. The Company will not receive a deduction for federal income tax purposes with respect to any capital gain recognized by a participant who makes a Disqualifying Disposition.

RESTRICTED STOCK PLAN -- STOCK BONUS

     A Participant will not realize taxable income upon the grant of shares of Restricted Stock, and the Company will not receive an income tax deduction at such time. The Participant will not be taxed on such shares until the restrictions on such shares have lapsed or until the Participant has made an election pursuant to Section 83(b) of the Code. At such time, the Participant will realize ordinary income in an amount equal to the aggregate fair market value (as of the date on which the restrictions lapse or the election is made, as applicable) of such shares. The Company is generally allowed an income tax deduction equal to the amount realized as ordinary income by the Participant at the time such amount is taxed to the Participant.

CLOSING PRICE OF COMMON STOCK

     The last reported sales price of a share of the Company's Common Stock on April 6, 1999 on The NASDAQ Stock Market was $11.875.

PROPOSAL NO. 4 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, pursuant to the recommendation of its Audit Committee, has selected KPMG LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1999. KPMG LLP has served as independent auditors of the Company since 1995. A partner of the firm will be present at the Annual Meeting, available to respond to appropriate questions, and will have an opportunity to make a statement if he desires to do so.

     In 1998, KPMG LLP performed various professional services for the Company. They included completion of the audit of the consolidated financial statements of the Company for fiscal year ended December 31, 1998, other review work of required filings with the SEC, preparation of corporate tax returns and other consultation with Company personnel on accounting and related matters.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999 (PROPOSED NO. 4 ON THE PROXY CARD).

VII.  OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. If matters other than the foregoing should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons named in the proxy as to the best interests of the Company.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1998, accompanies this Proxy Statement.

                            STOCKHOLDERS' PROPOSALS

     The Company's next Annual Meeting of Stockholders will be held on or around May 12, 2000. Such Annual Meeting of Stockholders will present information relating to the Company's fiscal year ending December 31, 1999. Any proposal by stockholders intended to be presented at the next Annual Meeting of Stockholders must be received by the Company at the above address for inclusion in its Proxy Statement and form of proxy relating to that meeting by January 13, 2000.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          [/s/ RILEY M. MURPHY]
                                          RILEY M. MURPHY
                                          Secretary

Dated: April 19, 1999

                                                                      APPENDIX A

                           1998 RESTRICTED STOCK PLAN

                                      FOR

                          E.SPIRE COMMUNICATIONS, INC.

1.   PURPOSE OF THE PLAN

     The purpose of the Plan is to aid e.spire Communications, Inc. (the "Company") and its subsidiaries in securing and retaining key employees of outstanding ability and to motivate such employees to exert their best efforts on behalf of the Company and its subsidiaries by providing incentive through the grant of restricted stock awards ("Awards"). The Company expects that it will benefit from the added interest which such key employees will have in the welfare of the Company as a result of their proprietary interest in the Company's success.

2.   STOCK SUBJECT TO THE PLAN

     The total number of shares of common stock of the Company ("Shares") that may be issued under the Plan is 20,000. The Shares may consist, in whole or in part, of unissued shares or treasury shares. If any Shares awarded under the Plan are reacquired by the Company pursuant to the Plan, such Shares may thereafter be reissued under the Plan.

3.   ADMINISTRATION

     The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"); provided, however, that any action permitted to be taken by the Committee may be taken by the Board of Directors of the Company (the "Board"), in its discretion. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, participants and their beneficiaries or successors).

4.   ELIGIBILITY

     Key management and other employees of the Company and its subsidiaries, who are from time to time responsible for the management, growth or protection of the business of the Company and its subsidiaries, are eligible to be granted Awards under the Plan. The participants under the Plan shall be selected from time to time by the Committee, in its discretion, from among those eligible, and the Committee shall determine, in its discretion, consistent with the terms of the Plan, the terms and conditions of the Awards granted to each participant.

5.   LIMITATION

     No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6.   RESTRICTED STOCK AWARDS

     Awards granted under this Plan shall be subject to the following terms and conditions:

     (a) The prospective recipient of an Award shall not, with respect to such Award, be deemed to have become a participant or to have any rights with respect to such Award until and unless such recipient shall have executed an Agreement or other instrument evidencing the Award and its terms and conditions and delivered a fully executed copy thereof to the Company and otherwise complied with the then applicable terms and conditions under the Plan.

     (b) Each participant shall be issued a certificate in respect of shares of restricted stock awarded under the Plan. Such certificate shall be registered in the name of the participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award substantially in the following form:

        "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the 1998 Restricted Stock Plan for e.spire Communications, Inc. and an Agreement entered into between the registered owner and e.spire Communications, Inc. Copies of such Plan and Agreement are on file in the offices of the Secretary's Department of e.spire Communications, Inc."

     (c) All certificates for restricted stock delivered under this Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Company's Shares are then listed and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     (d) The Committee may adopt rules which provide that the stock certificates evidencing such shares may be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody until the restrictions thereon shall have lapsed, and may require as a condition of any Award that the participant shall have delivered a stock power endorsed in blank relating to the stock covered by such Award.

     (e) Recipients of Awards under the Plan are not required to make any payment or provide consideration other than the rendering of services.

7.   RESTRICTIONS AND FORFEITURES

     The shares of Common Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

     (a) During a period set by the Committee of no less than one year nor more than ten years commencing with the date of an Award (the "Restriction Period"), the participant will not be permitted to sell, transfer, pledge, assign or otherwise dispose of restricted stock awarded pursuant to said Award. If a participant's employment by the Company should terminate for any reason during the Restriction Period, unless provided by the Committee, the participant shall forfeit the restricted stock and it shall be returned to the Company in full. Within these limits the Committee may provide for the lapse of such restrictions in installments where deemed appropriate.

     (b) Except as provided in Section 7(a), the participant shall have with respect to the restricted stock all of the rights of a shareholder of the Company, including the right to vote the shares and receive dividends and other distributions.

     (c) The Committee may impose any conditions on an Award it deems advisable to ensure the participant's payment to the Company of any federal, state or local taxes required to be withheld with respect to such Award.

8.   ADJUSTMENTS UPON CERTAIN EVENTS

     Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

     (a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends, the Committee shall make such substitution or adjustment, if any, as it, in its sole discretion and without liability to any person, deems to be equitable, as to the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan.

     (b) Change in Control. In the event of a Change in Control, restrictions on Awards shall lapse. Change in Control shall mean: (i) sale (other than a sale by the Company) of securities entitled to more than fifty percent (50%) of the voting power of the Company in a single transaction or a related series of transactions; or (ii) sale of substantially all of the assets of the Company; or
(iii) approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company, as a result of which the person who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not own securities immediately after the reorganization, merger or consolidation entitled to more than fifty percent (50%) of the voting power of the reorganized, merged or consolidated company.

9.   AMENDMENT OR TERMINATION

     The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which, (a) without the approval of the stockholders of the Company, would (except as is provided in Section 8 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any participant or (b) without the consent of a participant, would impair any of the rights or obligations under any Award theretofore granted to such participant under the Plan; provided, however, that the Board or the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

10. NO RIGHT TO EMPLOYMENT

     The granting of an Award under the Plan shall impose no obligation on the Company or any subsidiary to continue the employment of a participant and shall not lessen or affect the Company's or subsidiary's right to terminate the employment of such participant.

11. SUCCESSORS AND ASSIGNS

     The Plan shall be binding on all successors and assigns of the Company and a participant, including without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant's creditors.

12. CHOICE OF LAW

     The Plan shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts made and to be performed in the State of Maryland.

13. EFFECTIVENESS OF THE PLAN

     The Plan shall be effective as of the date the Plan is adopted by the Board of Directors (the "Effective Date"), subject to the approval, within 12 months thereafter, of a majority of the voting stock present at a shareholders meeting of the Company.

                          e.spire COMMUNICATIONS, INC.

                                     PROXY

                                  COMMON STOCK

                          ANNUAL MEETING: MAY 12, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        Anthony J. Pompliano and Riley M. Murphy, and each of them, to act as proxies with full power of substitution in each of them, are hereby authorized to represent and to vote, as designated below and on the reverse side, upon the following proposals and in the discretion of the proxies on such other matters as may properly come before the Annual Meeting of Stockholders of e.spire Communications, Inc. to be held at The World Trade Center, 401 East Pratt Street, Suite 1353, 21st Floor, Baltimore, Maryland 21202 on Wednesday, May 12, 1999 at 10:00 A.M. or any adjournment(s), postponement(s), or other delay(s) thereof (the "Annual Meeting"), all shares of Common Stock of e.spire Communications, Inc. to which the undersigned is entitled to vote at the Annual Meeting. The following proposals are more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement (receipt of which is hereby acknowledged).

        UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.

(Continued and to be dated and signed on the reverse side.)



                                                e.spire Communications, Inc.
                                                P.O. Box 11144
                                                NEW YORK, N.Y. 10203-0144

1. To elect six (6) directors.      FOR all nominees  / /           WITHHOLD AUTHORITY for      / /          *EXCEPTIONS  / /
                                    listed below                    all nominees listed below

Nominees: Anthony J. Pompliano, Edwin M. Banks, Peter C. Bentz, Benjamin P. Gless, Christopher L. Rafferty, Olivier L. Trouveroy
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions
           ------------------------------------------------------------------


2. To approve and ratify amendments to the 1996 Employee Stock Purchase Plan (the "1996 Plan") to increase the number of shares of Common Stock reserved for issuance upon exercise of options granted under the 1996 Plan from 500,000 to 1,000,000 shares.


    FOR  / /                AGAINST  / /               ABSTAIN  / /


3.  To approve the 1998 Restricted Stock Plan.


    FOR  / /                AGAINST  / /               ABSTAIN  / /


4. To ratify the selection of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 1999.


    FOR  / /                AGAINST  / /               ABSTAIN  / /


                          PLEASE CHECK THIS BOX IF YOU EXPECT TO ATTEND THE
                          ANNUAL MEETING IN PERSON.             / /

                          (Please sign exactly as name appears to the left, date and return. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

                          Please Date: ______________________

                          Sign Here: ________________________

                          -----------------------------------------------
                                    Signature (if held jointly)

                          -----------------------------------------------
                           Capacity (Title or Authority, i.e., President,
                                    Partner, Executor, Trustee)


PLEASE SIGN AND DATE AND RETURN YOUR PROXY TODAY.   VOTES MUST BE INDICATED (X)
IN BLACK OR BLUE INK.